EXHIBIT 12.1

         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

                                                   Nine Months
                                                      Ended          Year Ended       Year Ended
                                                   December 31,       March 31,        March 31,
                                                       1999             1999             1998
                                                  --------------    ------------      ----------
Consolidated pretax income (loss) from
    Continuing operations                            $13,165            (7,839)        (27,122)

Net amortization of debt issuance expense                990             1,412           2,292

Interest expense                                      24,576            34,830          36,664

Interest portion of rental expense                     1,726             2,301           2,130
                                                     -------           -------         -------

Earnings                                             $40,457            30,704          13,964
                                                     =======           =======         =======

Interest expense                                     $24,576            34,830          36,664

Net amortization of debt issuance expense                990             1,412           2,292

Interest portion of rental expense                     1,726             2,301           2,130
                                                     -------           -------         -------

    Fixed Charges                                    $27,292            38,543          41,086
                                                     =======           =======         =======

    Ratio of Earnings to Fixed Charges                  1.48             (a)             (a)
                                                     =======           =======         =======



                                                     Year Ended       Year Ended        Year Ended
                                                      March 31,        March 31,         March 31,
                                                        1997             1996              1995
                                                    ------------     ------------       -----------
Consolidated pretax income (loss) from
    Continuing operations                            (26,005)          (21,431)          (1,869)

Net amortization of debt issuance expense              1,784             2,139            2,174

Interest expense                                      34,505            30,549           23,578

Interest portion of rental expense                     1,799             1,618            1,392
                                                     -------           -------          -------

Earnings                                              12,083            12,875           25,275
                                                     =======           =======          =======

Interest expense                                      34,505            30,549           23,578

Net amortization of debt issuance expense              1,784             2,139            2,174

Interest portion of rental expense                     1,799             1,618            1,392
                                                     -------           -------          -------

    Fixed Charges                                     38,088            34,306           27,144
                                                     =======           =======          =======

    Ratio of Earnings to Fixed Charges                 (a)               (a)              (a)
                                                     =======           =======          =======

(a) The deficiency in earnings required to cover fixed charges for the fiscal years ended March 31, 1999, 1998, 1997, 1996 and 1995 was $7,839, $27,122, $26,005, $21,431, and $1,869 respectively. The deficiency in earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes, discontinued operations and extraordinary items from fixed charges. Fixed charges consist of interest expense and one-third of operating lease rental expense, which is deemed to be representative of the interest factor. The deficiency in earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of goodwill and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):

                                Nine Months
                                   Ended                                    Fiscal Year Ended March 31,
                                December 31,       -----------------------------------------------------------------------
                                    1999            1999            1998             1997            1996            1995
                                ------------       -------         -------         -------         -------         -------
Depreciation                       $22,378         $29,651          28,124          25,282          21,385          18,327
Amortization                         2,844           4,025          10,413           9,374           9,311           8,941
Non-cash charges(gain)                --             1,150           2,301           1,944           3,435          (3,311)
                                   -------         -------         -------         -------         -------         -------
  Total                            $25,222         $34,826          40,838          36,600          34,131          23,957
                                   =======         =======         =======         =======         =======         =======